Via Facsimile and U.S. Mail
Mail Stop 6010


February 6, 2006


Ms. Karen M. Spaun
Senior Vice President and Chief Financial Officer
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-6112

Re:	Meadowbrook Insurance Group, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Form 10-Q for the nine month period ended September 30, 2005
File No. 0-17254

Dear Ms. Spaun:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,




      Kevin Woody
								Branch Chief